Exhibit 99.1

LIQUIDATION.COM REPORTS 22% INCREASE IN OVERALL SALES ON RESTOCK TUESDAY

Consumers and Small Businesses Continue to Focus on Value

Washington, D.C. (December 6, 2010) — On the heels of the two busiest online shopping days for consumers and small businesses, Cyber Monday and Restock Tuesday, Liquidation.com — the leading online auction marketplace for surplus inventory from top retailers, warehouse clubs and manufacturers — today released data showing a significant surge in overall sales when compared to year-over-year 2009.

Selling to small and medium-sized businesses on its core online auction marketplace — and directly to consumers through its Secondipity.com website and other consumer e-commerce marketplaces — Liquidation.com experienced significant increases on both Cyber Monday and Restock Tuesday, a day when online and offline retailers restock their shelves in preparation for December holiday shoppers. Some of the more notable results include:

•                  Overall sales increased by more than 22% on Restock Tuesday compared to the same period in 2009;

•                  Overall sales increased by more than 16% for Cyber Monday and Restock Tuesday combined, compared to the same period in 2009;

•                  Direct-to-consumer sales increased by more than 85% for Cyber Monday and Restock Tuesday combined, compared to 2009, and;

•                  Liquidation.com site traffic increased 12% on Cyber Monday and Restock Tuesday combined, compared to the prior week.

“Cyber Monday and Restock Tuesday are always critical sales days for us,” said Cayce Roy, executive vice president of Liquidity Services, Inc. “These results indicate that consumer confidence is higher in this shopping season than in 2009, and that buyers are looking to get more value out of their purchases, especially with big ticket, consumer electronics items like the iPod Touch or HDTVs. Our expectation is that buyers will continue to seek out value and look for these discounts through the end of December.”

In addition to the iPod Touch and HDTVs, top-selling products during these high-traffic shopping days include various models of Apple iPods, including the Shuffle, Classic, and Nano; Nintendo Dsi XL, Nintendo Wii, and other video game consoles; digital cameras; and smartphones.

Liquidation.com works with seven of the top 10 retailers in the U.S., and helps thousands of merchants through its selling of surplus, overstock and consumer returned inventory. Auction sizes range from truckload, pallet, small package and single-unit, while product conditions range from new to consumer returned and salvage. More than 1.3 million registered buyers source inventory and merchandise from Liquidation.com, with access to inventory in warehouses located in Fullerton, CA; Garland, TX; Plainfield, IN; Bentonville, AR; and Cranbury, NJ.

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About Liquidation.com

Liquidation.com is a Liquidity Services Inc. marketplace where professional buyers and end users can source commercial surplus inventory and government surplus assets in an online auction environment. Bulk lots are sold by the truckload, pallet or small package, as well as single unit lots, and conditions range from new in a box to customer returns and used. Its wide variety of product categories includes apparel, computers, electronics, housewares, industrial equipment, vehicles and much more. For more information visit: http://www.liquidation.com.

About Liquidity Services Inc.

Liquidity Services Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail (Liquidation.com, UK-Liquidation.com), government (GovLiquidation.com, GovDeals.com) and capital assets (NetworkIntl.com, Liquibiz.com) sectors. Liquidity Services is based in Washington, D.C., and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.